Exhibit 99.1

FOR IMMEDIATE RELEASE
AUGUST 4, 2005

GEMSTAR-TV GUIDE ANNOUNCES SECOND QUARTER RESULTS

Los Angeles, California (August 4, 2005) – Gemstar-TV Guide International, Inc. (NASDAQ: GMST) announced that for the second quarter ended June 30, 2005, the Company reported revenues of $177.0 million, compared with revenues of $178.5 million in the second quarter of 2004.

Operating income for the second quarter of 2005 was $5.0 million, which included stock compensation, depreciation, and amortization charges of $7.4 million, compared with operating income of $16.7 million in the second quarter 2004 which included stock compensation, depreciation, and amortization charges of $8.9 million. The Company’s operating income for the second quarter of 2004 was positively impacted by $10.1 million resulting from the settlement of a long-term lease obligation for less than previously accrued amounts related to the Company’s former eBook operations.

The Company reported a net loss of $5.1 million, or $(0.01) per share, for the second quarter of 2005, compared with net income of $42.0 million, or $0.10 per share, for the second quarter of 2004. Net income for the second quarter of 2004 was positively impacted by the $10.1 million eBook settlement discussed above and a $23.3 million income tax benefit.

The Company’s Chief Executive Officer Richard Battista commented, “As we continue to focus on improving the Company’s financial and operating performance, I am pleased with the progress we made this quarter, including ratings increases at TV Guide Channel, operational improvements within our Consumer Electronics Division, continued growth of the TVG Network, and the launches of Inside TV magazine and of our new on-demand service, TV Guide Spot.

Research consistently shows that television viewers need and want television guidance and tools, and Gemstar-TV Guide is in a unique position to deliver on this consumer need. With our recently announced plan to transform TV Guide magazine to make it more vital and relevant for consumers, and to put that business back on a path to profitability, I believe we are taking the right steps in each of our businesses to achieve the strong long-term potential of our portfolio of products.”

First Half Consolidated Performance

For the six months ended June 30, 2005, revenues were $352.4 million, a decline of $19.3 million, compared with revenues of $371.7 million in the first half of 2004. Revenues in the first half of 2004 included settlement payments received from certain consumer electronics manufacturers of $19.4 million.

For the six months ended June 30, 2005, the Company reported a net loss of $8.9 million, or $(0.02) per diluted share, compared with a net income of $2.2 million, or $0.01 per diluted share, in the same period of the prior year. For continuing operations in the first half of 2005, the Company reported a loss of

- more -

$8.9 million, or $(0.02) per diluted share, compared with an income of $27.8 million, or $0.07 per diluted share, in the same six months of 2004. Results from the first half of 2004 were favorably impacted by the $10.1 million eBook lease settlement and $19.4 million in settlement payments discussed above.

Second Quarter 2005 Segment Performance

The schedule below reflects the Company’s performance for the three and six months ended June 30, 2005 and 2004 by segment. Segment information is presented and reconciled to consolidated income from continuing operations before income taxes as follows:

- more -

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONSOLIDATED CONTINUING SEGMENT PERFORMANCE(1)
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Publishing Segment:
Revenues	$84,772	$95,088	$167,106	$193,450

Operating Expenses, exclusive of lease settlement (2)	100,699	93,909	190,883	184,318
Lease settlement	--	(10,088)	--	(10,088)

Operating expenses (2)	100,699	83,821	190,883	174,230

Adjusted EBITDA(3)	(15,927)	11,267	(23,777)	19,220

Cable and Satellite Segment:
Revenues	69,467	63,020	134,280	105,148
Operating Expenses(2)	36,992	30,840	81,505	58,031

Adjusted EBITDA(3)	32,475	32,180	52,775	47,117

CE Licensing Segment:
Revenues	22,778	20,435	51,028	73,124
Operating Expenses(2)	12,743	16,436	27,462	36,781

Adjusted EBITDA(3)	10,035	3,999	23,566	36,343

Corporate Segment:
Operating Expenses(2)	14,206	21,813	29,635	41,581

Adjusted EBITDA(3)	(14,206)	(21,813)	(29,635)	(41,581)

Consolidated:
Revenues	177,017	178,543	352,414	371,722
Operating Expenses, exclusive of lease settlement (2)	164,640	162,998	329,485	320,711
Lease settlement	--	(10,088)	--	(10,088)

Adjusted EBITDA(3)	12,377	25,633	22,929	61,099
Stock compensation	30	34	55	237
Depreciation and amortization	7,370	8,857	14,585	17,485

Operating income	4,977	16,742	8,289	43,377
Interest income, net	3,707	1,033	7,011	446
Other income, net	82	127	360	172

Income from continuing operations before income taxes	$8,766	$17,902	$15,660	$43,995

(1)   Segment information for 2005 and 2004 is presented and reconciled to consolidated income from continuing operations before income taxes in accordance with SFAS No. 131.

(2)  Operating expenses means operating expenses, excluding stock compensation, depreciation and amortization and impairment of intangible assets.

(3)   Adjusted EBITDA is defined as operating income, excluding stock compensation, depreciation and amortization, and impairment of intangible assets. The Company believes Adjusted EBITDA to be relevant and useful information as Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources to the industry segments.

Certain financial statement items for the prior period have been reclassified to conform to the 2005 presentation.

Intersegment revenues and expenses have been eliminated from segment financial information as transactions between reportable segments are excluded from the measure of segment profit and loss reviewed by the chief operating decision maker.

- more -

Publishing Segment

For the three months ended June 30, 2005, revenues for the Publishing Segment were $84.8 million, a decrease of $10.3 million, or 10.8%, from revenues of $95.1 million in the prior year’s quarter. The decrease was primarily due to a decline in TV Guide magazine revenue, primarily in circulation and advertising, of $15.4 million, offset by a $6.9 million increase in revenue at SkyMall.

For the three months ended June 30, 2005, Adjusted EBITDA for the Publishing Segment was negative $(15.9) million, a decrease of $27.2 million from Adjusted EBITDA of $11.3 million in the prior year’s quarter. The decrease was primarily due to $12.4 million in increased expenses related to the launch of Inside TV, the revenue decrease of $10.3 million noted above, the absence of a favorable impact of $10.1 million for the eBook lease settlement, and an increase of $5.0 million in cost of goods sold at SkyMall, offset by reduced expenses of $10.5 million from lower printing, paper, distribution and subscriber acquisition, billing and renewal costs associated with TV Guide magazine.

For the six months ended June 30, 2005, revenues were $167.1 million, a decrease of $26.3 million, or 13.6%, from revenues of $193.5 million in the same period of the prior year. Adjusted EBITDA for the Publishing Segment was a negative $(23.8) million in the first half of 2005, a decrease of $43.0 million, compared with $19.2 million in same period of the prior year. The decrease was due to the $26.3 million decline in revenue noted above, $13.4 million in costs related to the launch of Inside TV, the absence of the favorable impact of the $10.1 million eBook lease settlement, and an increase of $5.2 million in cost of goods sold at SkyMall, offset by a $14.7 million decrease in printing, paper, and distribution and other operating expenses associated with TV Guide magazine.

Cable and Satellite Segment

For the three months ended June 30, 2005, revenues for the Cable and Satellite Segment were $69.5 million, an increase of $6.4 million, or 10.2%, from revenues of $63.0 million in the prior year’s quarter. The increase in revenues was primarily attributable to a $4.0 million increase in TVG Network revenues, primarily due to wagering and licensing, and a $1.9 million increase in revenues at TV Guide Interactive.

For the three months ended June 30, 2005, Adjusted EBITDA for the Cable and Satellite Segment was $32.5 million, a minor increase over the Adjusted EBITDA of $32.2 million in the prior year’s quarter. The increase was primarily due to the revenue increase of $6.4 million noted above, offset by an increase in operating expenses at TVG Network, due to the increased wagering volumes and increased content and programming expenses, of $2.6 million, a $1.1 million increase in programming and marketing expenses at TV Guide Channel, and a $1.2 million increase in expenses associated with the launch of TV Guide Spot, for which there was not comparable costs in the prior year.

For the six months ended June 30, 2005, revenues for the Cable and Satellite Segment were $134.3 million, an increase of $29.1 million, or 27.7%, from revenues of $105.2 million in the same period of the prior year. Adjusted EBITDA for the Cable and Satellite Segment in the first half of 2005 was $52.8 million, an increase of $5.7 million, versus Adjusted EBITDA of $47.1 million in the same period of the

- more -

prior year. The increase was due to the $29.1 million increase in revenues noted above, offset primarily by increases in operating expenses of $9.6 million in programming and marketing costs associated with Red Carpet events and other TV Guide Channel original programming, $1.2 million of increased TV Guide Channel compensation costs, primarily due to severance costs, increases in operating expenses at TVG Network of $5.0 million due to increased wagering volumes and increased content and programming expenses, and $2.3 million in costs associated with the launch of TV Guide Spot, for which there was no comparable cost in the prior year.

Consumer Electronics Licensing Segment

For the three months ended June 30, 2005, revenues for the Consumer Electronics (CE) Licensing Segment were $22.8 million, an increase of $2.3 million, or 11.5%, from revenues of $20.4 million in the prior year’s quarter. The increase was primarily due to increased revenues from the CE IPG business of $2.9 million, offset by a decline of $1.5 million in revenue from the VCR Plus+ business.

For the three months ended June 30, 2005, Adjusted EBITDA for the CE Licensing Segment was $10.0 million, an increase of $6.0 million, from Adjusted EBITDA of $4.0 million in the prior year’s quarter. The increase was primarily related to a decrease of $5.9 million in legal expenses related primarily to the Scientific-Atlanta, Inc. settlement in the second quarter of 2005.

For the six months ended June 30, 2005 revenues for the CE Licensing Segment were $51.0 million, a decrease of $22.1 million, or 30.2%, from revenues of $73.1 million in the same period of the prior year, which included $19.4 million of settlement payments received from certain consumer electronics manufacturers. Adjusted EBITDA for the CE Licensing Segment was $23.6 million, a decrease of $12.8 million from Adjusted EBITDA of $36.3 million in the same period of the prior year. The decrease was primarily related to the decrease of $22.1 million in revenues noted above and an increase of $2.7 million related to additional engineering headcount and severance expenses, offset by a $13.5 million decrease in legal expenses, primarily related to the settlement of legal matters with Scientific-Atlanta, Inc..

Corporate Segment

For the three months ended June 30, 2005, Adjusted EBITDA for the Corporate Segment was $(14.2) million, an improvement of $7.6 million from Adjusted EBITDA of $(21.8) million in the prior year’s quarter. The improvement was primarily due to a $6.8 million decline in legal expenses, of which $5.8 million was due to lower expenses related to various proceedings with certain former officers of the Company.

For the six months ended June 30, 2005, Adjusted EBITDA for the Corporate Segment was $(29.6) million, an improvement of $11.9 million from Adjusted EBITDA of $(41.6) million in the same period of the prior year. The improvement was primarily due to a $10.9 million decline in legal expenses, of which $8.4 million was due to lower expenses related to various proceedings with certain former officers.

- more -

Consolidated legal costs for the three and six month periods ended June 30, 2005 were $5.6 million and $12.1 million, respectively compared with $17.9 million and $36.1 million for the same periods in 2004. The Company remains a party to several significant pending legal proceedings, and various proceedings for which it is required to reimburse the legal fees and expenses incurred by its former officers remain unresolved. In the absence of the resolution of the matters involving the former officers, legal expenses in the second half of 2005 are likely to increase significantly over the levels incurred in the first half of 2005.

Discussion of Cash and Liquidity

At June 30, 2005, the Company’s cash, cash equivalents and current marketable securities were $518.1 million, excluding restricted cash of $39.2 million. Outstanding debt and capital lease obligations, both short and long-term, were $13.5 million, resulting in cash and cash equivalents and current marketable securities in excess of debt and capital lease obligations of $504.6 million, excluding $39.2 million in restricted cash.

We expect to pay approximately $65.0 million in income taxes in 2005, primarily as a result of the treatment, for tax purposes, of the payments received in 2004 from Comcast and EchoStar under IRS Revenue Procedure 2004-34. We paid $33.1 million of this $65.0 million during the six months ended June 30, 2005.

The planned transformation of TV Guide magazine was announced on July 26, 2005. Taking into account severance costs, losses associated with the wind-down of the current digest product, and the costs of converting to the new format, the Company projects TV Guide magazine, excluding Inside TV, to incur aggregate operating losses of approximately $90 to $110 million in 2005 and 2006, due in part to the anticipated costs of the new rack acquisitions, and the consumer marketing and promotion programs. The Company expects to incur $55 to $65 million of these operating losses in 2005. In 2006, operating losses from the contemporary TV Guide magazine are expected to be between $35 and $45 million. The actual amount and timing of these losses will depend upon a number of factors, including the rate of rack acquisition and the level of consumer and advertiser acceptance. The Company expects the contemporary TV Guide magazine will begin to contribute positively to the Publishing Segment’s Adjusted EBITDA in approximately three years.

Conference Call

Gemstar-TV Guide will host a conference call with the financial community today, Thursday, August 4, 2005, at 8 a.m. EDT (5 a.m. PDT). Richard Battista, chief executive officer, and Brian D. Urban, chief financial officer, will present management’s review of the second quarter’s results and discuss their outlook for the Company, followed by a question and answer period.

The conference call will be broadcast live via both teleconference and Internet web cast. Investors and analysts are encouraged to listen to the call live via web cast through the Company’s Web site at

- more -

http://ir.gemstartvguide.com, or by dialing (800) 561-2731 (domestic) or (617) 614-3528 (international). The pass code is “69420968".

Investors unable to listen to the call live may access an audio replay, which will be hosted for one week following the conclusion of the call. To access the replay, call (888) 286-8010 (domestic) or (617) 801-6888 (international). The pass code is “44425713". An audio archive will also be hosted on the Company’s investor relations web site at http://ir.gemstartvguide.com. Replays will be available approximately two hours following the conclusion of the call. For additional information regarding the Company’s results, please go to the “SEC Filings” section at http://ir.gemstartvguide.com to view reports as filed from time to time with the Securities and Exchange Commission on Forms 10-K and 10-Q.

About Gemstar-TV Guide

Gemstar-TV Guide International, Inc. (the “Company”) is a leading media and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and home entertainment needs of consumers worldwide. The Company’s businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

This news release contains forward-looking statements that involve risks and uncertainties, including risks and uncertainties related to declines in our magazine publishing business; timely availability and market acceptance of products and services incorporating the Company’s technologies and content; our investment in new and existing businesses, including TV Guide magazine, Inside TV, and TV Guide Spot; limitations on our ability to control certain joint venture or partnership businesses; the impact of competitive products and pricing; ongoing and potential future litigation; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

Note to Editors: Gemstar, TV Guide and GUIDE Plus+ are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. and/or its subsidiaries. The names of other companies and products used herein are for identification purposes only and may be trademarks of their respective owners.

(Financial Tables Follow)

Contacts:
Gemstar-TV Guide International, Inc. (Analysts and Shareholders) Robert L. Carl Dir., Investor Relations 323-817-4600	(Media) Bo Park VP, Communication, Marketing & Gov't 212-852-7589

- more -

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	June 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$508,250	$558,529
Restricted cash	39,169	38,880
Marketable securities	9,845	11,191
Receivables, net	117,840	123,981
Deferred tax assets, net	38,205	3,863
Current income taxes receivable	16,641	21,333
Other current assets	29,203	30,950

Total current assets	759,153	788,727
Property and equipment, net	45,227	45,483
Indefinite-lived intangible assets	66,272	66,272
Finite-lived intangible assets, net	115,528	123,349
Goodwill	259,524	259,524
Income taxes receivable	40,996	40,998
Other assets	28,971	38,020

	$1,315,671	$1,362,373

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$42,623	$62,284
Accrued liabilities	163,418	171,621
Current income taxes payable	46,310	232
Current portion of capital lease obligation	536	515
Current portion of deferred revenue	156,792	161,687

Total current liabilities	409,679	396,339
Deferred tax liabilities, net	4,775	28,274
Capital lease obligation, less current portion	13,000	13,274
Deferred revenue, less current portion	458,542	485,941
Other liabilities	123,285	127,753
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share	--	--
Common stock, par value $0.01 per share	4,337	4,337
Additional paid-in capital	8,467,816	8,478,540
Accumulated deficit	(8,086,556)	(8,077,700)
Accumulated other comprehensive income, net of tax	125	659
Treasury stock, at cost	(79,332)	(95,044)

Total stockholders' equity	306,390	310,792

	$1,315,671	$1,362,373

See Notes to Condensed Consolidated Financial Statements as filed in the Company's Form 10-Q.

- more -

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS—UNAUDITED
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues:
Publishing	$84,772	$95,088	$167,106	$193,450
Cable and satellite	69,467	63,020	134,280	105,148
Consumer electronics licensing	22,778	20,435	51,028	73,124

	177,017	178,543	352,414	371,722

Operating expenses:
Publishing	100,699	93,909	190,883	184,318
Lease settlement	--	(10,088)	--	(10,088)
Cable and satellite	36,992	30,840	81,505	58,031
Consumer electronics licensing	12,743	16,436	27,462	36,781
Corporate	14,206	21,813	29,635	41,581

Operating expenses, exclusive of expenses shown below	164,640	152,910	329,485	310,623
Stock compensation	30	34	55	237
Depreciation and amortization	7,370	8,857	14,585	17,485

	172,040	161,801	344,125	328,345

Operating income	4,977	16,742	8,289	43,377
Interest income, net	3,707	1,033	7,011	446
Other income, net	82	127	360	172

Income from continuing operations before income taxes	8,766	17,902	15,660	43,995
Income tax expense (benefit)	13,873	(23,294)	24,516	16,241

(Loss) income from continuing operations	(5,107)	41,196	(8,856)	27,754

Discontinued operations:
Income from discontinued operations	--	1,246	--	15,585
Loss on disposal of discontinued operations	--	--	--	(28,882)
Income tax expense	--	438	--	12,229

Income (loss) from discontinued operations	--	808	--	(25,526)

Net (loss) income	$(5,107)	$42,004	$(8,856)	$2,228

Basic and diluted per share:
(Loss) income from continuing operations	$(0.01)	$0.10	$(0.02)	$0.07
Loss from discontinued operations	--	--	--	(0.06)

Net (loss) income	$(0.01)	$0.10	$(0.02)	$0.01

Weighted average shares outstanding - basic	424,919	423,379	424,603	421,706

Weighted average shares outstanding - diluted	424,919	425,874	424,603	426,089

See Notes to Condensed Consolidated Financial Statements as filed in the Company’s Form 10-Q.

- more -

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—UNAUDITED
(In thousands)

	Six Months Ended
	June 30,
	2005	2004
Cash flows from operating activities:
Net (loss) income	$(8,856)	$2,228
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	14,585	17,485
Deferred income taxes	(57,841)	21,527
Loss on disposal of discontinued operations	--	28,882
Transfer to restricted cash	--	(43,425)
Gain on lease settlement	--	(10,088)
Other	1,726	458
Changes in operating assets and liabilities:
Receivables	7,172	2,845
Income taxes receivable	4,692	739
Other assets	8,656	5,878
Accounts payable, accrued liabilities and other liabilities	(32,603)	918
Income taxes payable	46,078	993
Deferred revenue	(32,294)	396,249

Net cash (used in) provided by operating activities	(48,685)	424,689

Cash flows from investing activities:
Proceeds from dispositions of businesses	--	46,000
Investments and acquisitions	--	(15,000)
Purchases of marketable securities	(12,961)	(4,744)
Maturities of marketable securities	14,185	4,775
Proceeds from sale of assets	134	2,570
Additions to property and equipment	(6,704)	(5,082)

Net cash (used in) provided by investing activities	(5,346)	28,519

Cash flows from financing activities:
Repayments under bank credit facility and term loan	--	(138,448)
Repayment of capital lease obligations	(252)	(1,142)
Proceeds from exercise of stock options	4,304	26,525
Distributions to minority interests	--	(1,060)

Net cash provided by (used in) financing activities	4,052	(114,125)

Effect of exchange rate changes on cash and cash equivalents	(300)	(118)

Net (decrease) increase in cash and cash equivalents .	(50,279)	338,965
Cash and cash equivalents at beginning of period	558,529	257,360

Cash and cash equivalents at end of period	$508,250	$596,325

See Notes to Condensed Consolidated Financial Statements as filed in the Company’s Form 10-Q.

- more -

Additional Segment Revenue Information

Publishing Segment (in thousands):

	Three months ended				Six months ended
	June 30,		Change		June 30,		Change
	2005	2004	Dollars	Percent	2005	2004	Dollars	Percent
TV Guide magazine (1)	$65,974	$81,366	$(15,392)	(18.9)%	$134,955	$167,656	$(32,701)	(19.5)%
SkyMall	18,737	11,863	6,874	57.9%	30,066	22,574	7,492	33.2%
Inside TV (1)	(1,542)	--	(1,542)	--	(1,542)	--	(1,542)	--
TV Guide Online	1,509	1,767	(258)	(14.6)%	3,441	3,050	391	12.8%
Other	94	92	2	2.2%	186	170	16	9.4%

Total	$84,772	$95,088	(10,316)	(10.8)%	$167,106	$193,450	$(26,344)	(13.6)%

(1)   TV Guide magazine and Inside TV revenues are reported net of rack costs, retail display allowances, distribution fees and initial placement order (“IPO”) fees. IPO fees are initial fees paid to retailers for front end display pocket space at check out counters. The amounts reported for Inside TV include $3.0 million in IPO fees.

Cable and Satellite Segment (in thousands):

	Three months ended				Six months ended
	June 30,		Change		June 30,		Change
	2005	2004	Dollars	Percent	2005	2004	Dollars	Percent
TV Guide Channel	$31,729	$31,148	$581	1.9%	$64,533	$57,990	$6,543	11.3%
TV Guide Interactive	23,180	21,307	1,873	8.8%	46,758	30,965	15,793	51.0%
TVG Network	14,544	10,565	3,979	37.7%	22,953	16,193	6,760	41.7%
TV Guide Spot	14	--	14	--	36	--	36	--

Total	$69,467	$63,020	$6,447	10.2%	$134,280	$105,148	$29,132	27.7%

CE Licensing Segment (in thousands):

	Three months ended				Six months ended
	June 30,		Change		June 30,		Change
	2005	2004	Dollars	Percent	2005	2004	Dollars	Percent
VCR Plus+	$9,267	$10,776	$(1,509)	(14.0)%	$23,379	$29,178	(5,799)	(19.9)%
CE IPG	10,683	7,762	2,921	37.6%	22,127	31,346	(9,219)	(29.4%
DBS	398	--	398	--	694	9,167	(8,473)	(92.4)%
Other	2,430	1,897	533	28.1%	4,828	3,433	1,395	40.6%

Total	$22,778	$20,435	$2,343	11.5%	$51,028	$73,124	$(22,096)	(30.2)%